77M: Mergers - Exhibit
After the close of business on February 20, 2015, the Eagle Smaller Company Fund (Smaller Company Fund) acquired all of the assets and liabilities of the Eagle Small Cap Stock Fund (Small Cap Stock Fund) pursuant to a Plan of Reorganization and Termination as approved by the Board of Trustees of Eagle Series Trust on November 14, 2014. The purpose was to combine funds managed by Eagle Asset Management, Inc. with substantially similar investment objectives and policies, although they employed different investment strategies to reach those objectives. The reorganization was accomplished by a tax-free exchange resulting in the Smaller Company Fund issuing 1,038,708 Class A shares, 1,158,849 Class C shares, 422,219 Class I shares, 5,582 Class R-3 shares, 260 Class R-5 shares and 260 Class R-6 shares in exchange for 698,341 Class A shares, 714,580 Class C shares, 297,440 Class I shares, 3,670 Class R-3 shares, 181 Class R-5 shares and 181 Class R-6 shares of the Small Cap Stock Fund. The Small Cap Stock Fund’s net assets (assets minus liabilities) at the reorganization date of $33,228,684, including $4,230,305 of unrealized appreciation, were combined with those of the Smaller Company Fund. Prior to the reorganization, the net assets of the Smaller Company Fund totaled $64,268,290. Immediately after the reorganization, the net assets of the Smaller Company Fund totaled $97,496,970.